EXHIBIT 99.1

    Emclaire Financial Corp Reports Lower 2006 Earnings and Announces Annual
                            Stockholder Meeting Date

    EMLENTON, Pa.--(BUSINESS WIRE)--Feb. 21, 2007--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $2.0 million or $1.55 per share for 2006, compared to net income of $2.6 million or $2.03 per share for 2005. Net income for the fourth quarter ended December 31, 2006 was $86,000 or $0.07 per share versus $689,000 or $0.54 per share during the same quarter in the prior year.

    The reduction in net income of $607,000 or 23.6% and $603,000 or 87.5% for the year and quarter ended December 31, 2006, respectively, compared to the same periods in 2005, was primarily due to certain charges associated with strategic reorganization initiatives undertaken in 2006. In addition, net income was adversely impacted in both 2006 periods by an increase in the provision for loan losses and a decrease in noninterest income, partially offset by a decrease in the provision for income taxes. The increase in the provision for loan losses for both periods in 2006 compared to the same periods in 2005 was primarily due to growth in the loan portfolio, particularly with respect to commercial loans. The decrease in noninterest income for both periods in 2006 relative to the same periods in 2005 was primarily due to a reduction in gains on sales of securities. The decrease in provision for income taxes in both 2006 periods was due to lower pre-tax income.

    During the year ended December 31, 2006, total assets increased $25.0 million or 9.1% to $300.6 million at year end from $275.5 million at December 31, 2005. This significant asset growth was driven by total loan portfolio growth of $20.8 million or 10.8% funded by increases in customer deposits of $14.0 million or 6.1% and borrowed funds of $10.5 million or 53.8%.

    Stockholders' equity increased $302,000 or 1.3% to $23.9 million at December 31, 2006 compared to $23.6 million at December 31, 2005. The Corporation remains well capitalized and is positioned for further growth with total stockholders' equity at 8.0% of total assets. At December 31, 2006, book value per share amounted to $18.86.

    EMCLAIRE FINANCIAL CORP.

    David L. Cox, Chairman of the Board, President and Chief Executive Officer noted, "Although it is contrary to our ongoing goal to provide increasing operating results, the fourth quarter charges were realized as part of our strategic objectives to improve long-term profitability. Through these recent efforts we have enhanced the efficiency of our operations while reducing operating expenses, leveraged available technology, and improved core profitability all as part of our focus on providing continued sound returns to our shareholders and providing superior customer service."

    The reorganization charges, all of which were realized in the fourth quarter of 2006, were the result of an ongoing strategic review of all aspects of the Bank's operations that was initiated by the Board of Directors and executive management in June 2006. This review resulted in certain changes in personnel and a streamlining of back room operations to better utilize technology investments and to improve operating controls. During the fourth quarter of 2006, the Bank offered a voluntary early retirement program to eligible employees resulting in a pension expense charge of $375,000. In addition to these retirement costs, severance and other costs associated with the reorganization totaled $184,000.

    During 2006, the Corporation's loan portfolio increased $20.8 million or 10.8% to $213.3 million at December 31, 2006 from $192.5 million at December 1, 2005, primarily due to growth in the commercial loan portfolio of $15.0 million or 18.6% during the year. The Corporation's asset quality remained strong as nonperforming loans were $1.8 million or 0.85% of total loans, at December 31, 2006, compared to $1.5 million or 0.75% of total loans, at December 31, 2005. Mr. Cox stated, "The Board of Directors and management continue to be pleased with the Bank's steady balance sheet growth, sound lending culture and loan production base. We continue to increase our quality loan portfolio and deposit base through prudent community banking practices."

    The Bank continued its strategy of steady growth with the opening of a new full-service office in the Township of Cranberry in Venango County, PA in November 2006.

    In addition to reporting earnings, the Corporation announced that the annual meeting of stockholders will be held on Wednesday, April 25, 2007 at 9:00 AM at the main office of Farmers National Bank of Emlenton, in Emlenton, Pennsylvania. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting is March 2, 2007.

    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating eleven full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.



               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                              Three month period       Year ended
                              ended December 31,      December 31,
                               2006      2005      2006       2005
                              ------- ----------- -------- -----------

 Interest income              $4,344      $3,818  $16,259     $14,877
 Interest expense              2,017       1,472    6,968       5,573
                              ------- ----------- -------- -----------
  Net interest income          2,327       2,346    9,291       9,304
 Provision for loan losses       190          60      358         205
 Noninterest income              644         985    2,934       3,317
 Noninterest expense           2,677       2,343    9,409       9,146
                              ------- ----------- -------- -----------
  Net income before provision
   for income taxes              104         928    2,458       3,270
 Provision for income taxes       18         239      492         697
                              ------- ----------- -------- -----------
 Net income                      $86        $689   $1,966      $2,573
                              ======= =========== ======== ===========

 Net income per share          $0.07       $0.54    $1.55       $2.03
 Dividends per share           $0.29       $0.27    $1.10       $1.02

 Return on annualized average
  assets                        0.11%       1.00%    0.69%       0.94%
 Return on annualized average
  equity                        1.44%      11.67%    8.28%      10.69%
 Yield on average interest-
  earning assets                6.42%       6.17%    6.30%       6.00%
 Cost of average interest-
  bearing liabilities           3.53%       2.79%    3.23%       2.70%
 Net interest margin            3.52%       3.92%    3.68%       3.82%

 ----------------------------
 (1) Returns are annualized for the three month periods ended December 31, 2006 and 2005.

CONSOLIDATED FINANCIAL CONDITION DATA:

                                         As of                As of
                                      12/31/2006           12/31/2005
                                      -----------          -----------

 Total assets                           $300,560             $275,517
 Cash and equivalents                     16,717               10,367
 Securities                               51,774               56,304
 Loans                                   213,344              192,526
 Deposits                                244,492              230,503
 Borrowed funds                           30,000               19,500
 Stockholders' equity                     23,917               23,615

 Book value per share                     $18.86               $18.63

 Net loans to deposits                     87.26%               83.52%
 Allowance for loan losses to
  total loans                               0.94%                0.96%
 Earning assets to total
  assets                                   92.89%               92.82%
 Stockholders' equity to
  total assets                              7.96%                8.57%
 Shares of common stock
  outstanding                          1,267,835            1,267,835

    CONTACT: Emclaire Financial Corp.
             David L. Cox
             Chairman of the Board, President and
             Chief Executive Officer
             or
             William C. Marsh
             Executive Vice President
             Phone: 724-867-2311